Consent of Independent Registered Public Accounting Firm

The Board of Directors

Astoria Financial Corporation:

We consent to the use of our reports dated February 27, 2014 with respect to the consolidated statements of financial condition of Astoria Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference in the Registration Statement on Form S-8 of Astoria Financial Corporation.

/s/ KPMG LLP

New York, New York

July 17, 2014